EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Announces Retirement of Chief Executive Officer at Year-End 2022

Board of Directors Initiates Search for Successor

GREENWOOD VILLAGE, CO – June 22, 2022 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that Paul Murphy, President and Chief Executive Officer, has informed the Company’s Board of Directors (the “Board”) that he intends to retire at the end of 2022 when his employment agreement expires. Mr. Murphy will be assisting the Board as they search to identify a successor and will remain as a special advisor until March 31, 2023 to work with the Board and his successor to ensure a smooth transition of leadership.

Mr. Murphy is an experienced veteran of the restaurant industry having begun his career at Bennigan’s and subsequently held multiple leadership assignments at brands including Einstein/Noah Restaurant Group, Del Taco Restaurant Group, and Noodles & Company. He joined Red Robin in October 2019 and advised the Board at the time that it was his intention to serve for three years as a transitionary leader to quickly improve operating execution and overall performance.

Mr. Murphy has led the Company during one of the most tumultuous eras in the history of the restaurant industry. During his tenure, Murphy has been able to restore in-restaurant operating execution, manage the onset and impact of the COVID-19 pandemic and the growth of off-premises sales, implement an enhanced service model, secure a new five-year credit facility, and lead the brand to improving overall performance as the industry continues to recover. These efforts have positioned the Company to continue executing its strategic plan to create long-term value for shareholders with focused initiatives around people, the guest experience, food quality and innovation, a digital ecosystem, and the rollout of Donatos® pizza.

Paul Murphy said, “It has been my pleasure and privilege to lead this iconic brand. While the events experienced during my tenure were certainly not what I had anticipated when I accepted the role in 2019, I’m proud of the work that we have done in strengthening the core of the brand and positioning it for the future. I look forward to working with the Board to identify, recruit, and integrate my successor and ensure a seamless changeover in leadership. Red Robin has a bright future ahead.”

Dave Pace, Board Chair, commented, “We appreciate Paul’s leadership during this turbulent period and all the work that he and his team have done to navigate the storm of the last three years. As was his intention when he joined Red Robin, Paul has stabilized the foundation and positioned the brand for renewed growth going forward. On behalf of the Board, I want to thank Paul for his contributions to Red Robin.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 520 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions contact:

Joanna Kaufman, Red Robin Gourmet Burgers, Inc.

jkaufman@redrobin.com

(410) 458-2308

For investor relations questions contact:

Raphael Gross, ICR

(203) 682-8253